                                                                    Exhibit 99.1

                                     [LOGO]
                                  BearingPoint(TM)
                              Formerly KPMG Consulting, Inc.


                                  News Release

        BearingPoint, Inc. Reports Quarter Results With Revenues Up 41%,
           Net Income of $12.4 Million and Earnings Per Share of $0.06

McLean, VA, April 30, 2003 - BearingPoint, Inc. (NYSE: BE), today reported gross revenue of $821.3 million for the third quarter of fiscal year 2003, up 41.0% over the third quarter of the prior year. Similarly, net revenue increased 43.1% from a year ago to $628.3 million. The growth in revenue occurred in both the core (pre-acquisition) business and as a result of acquisitions and other transactions. The North American portion of the Company's core (pre-acquisition) business grew 6.0% year over year and 4.7% over the previous quarter.

Net income for the company's third quarter of fiscal year 2003 was $12.4 million or $0.06 per share. The results include the impact of an $11.9 million charge (net of tax) that pertained to a previously announced workforce reduction program. Excluding the impact of this charge, operating earnings were $24.3 million or $0.13 per share. The company reported net income of $23.7 million or $0.15 per share in the third quarter of fiscal year 2002.

"Building on our global capabilities, we have extended our ability to better service our clients' business systems needs wherever they do business," commented Rand Blazer, BearingPoint's chairman and chief executive officer. "The solid results we achieved this quarter are indicative of our ability to stay focused on our clients, deliver real value to their business and integrate our newly acquired practices quickly and efficiently."

Also during the company's third quarter, BearingPoint strengthened its management by adding two executives to its leadership team: Robert Falcone as executive vice president and chief financial officer, and Christopher Formant as executive vice president for Financial Services, North America.

Details of Business Results

Highlights from the current quarter results include the following key performance items and other information as presented in the company's Performance Report for the third quarter of fiscal year 2003, located in the Investor Relations section of the company's website at www.bearingpoint.com.

  . Net income of $12.4 million, or $0.06 per share in the third quarter of fiscal year 2003, was consistent with guidance set forth at the beginning of the quarter. These results compare to net income and earnings per share of $16.4 million and $0.09 for the three months ended December 31, 2002, and $23.7 million and $0.15 for the three months ended March 31, 2002. The company's operating earnings and operating earnings per share in the third quarter were $24.3 million and $0.13, respectively, which excludes the impact of the previously announced reduction in workforce charge of $11.9 million (net of tax).

              Business and Systems Aligned. Business Empowered.(TM)

                                  News Release

  . Gross revenue in the third quarter of fiscal year 2003 was $821.3 million, an increase of $239.0 million, or 41.0%, from $582.3 million in the third quarter of fiscal year 2002. This increase was predominantly due to the impact of the international acquisitions and other transactions and growth in the North American portion of the Company's core (pre-acquisition) business, which was up 6.0% year over year. Gross revenue also increased $13.4 million from $807.9 million in the previous quarter. Gross revenue increased 4.7% in North America over the previous quarter. Our core (pre-acquisition) business includes our operations in North America (including the personnel hired from Andersen Business Consulting in the United States) and our operations in the Asia Pacific and Latin America regions, Israel, and Ireland before the acquisitions and other transactions involving international Andersen Business Consulting units, and the German, Austrian and Swiss consulting practices formerly known as KPMG Consulting AG (KCA).

  . Gross revenue, based on management's estimates, in the third quarter of fiscal year 2003 for our core (pre-acquisition) business increased when compared to the previous quarter and the quarter ended March 31, 2002. The quarterly increase was primarily the result of increases in four of our five North America business units (Public Services, Consumer and Industrial Markets, Financial Services and High Technology) and our core Asia Pacific practice. Year over year growth was primarily attributable to three of our five North America business units (Public Services, Consumer and Industrial Markets and Financial Services) plus our Asia Pacific and Latin America core practices.

  . Our acquisitions and other transactions in the first half of fiscal year 2003 significantly expanded our international presence and diversified our revenue base. For the quarter ended March 31, 2003, North America generated 68.6% of consolidated gross revenue, while EMEA, Asia Pacific and Latin America contributed 19.2%, 10.2% and 2.0%, respectively. By comparison, for the third quarter of the prior fiscal year, North America contributed 91.4% of gross revenue, with EMEA, Asia Pacific and Latin America providing 1.0%, 5.9% and 1.7%, respectively.

The company also continues to effectively manage its cost structure and focus on the following key performance indicators:

  . Other direct contract expenses, as a percentage of gross revenue, decreased to 23.5% compared to 24.6% in the third quarter of the prior year. The improvement as a percentage of gross revenue was primarily due to the company's effort to limit the use of subcontractors and travel expenses.

  . Professional compensation costs increased as a percentage of gross revenue from 38.5% a year ago to 45.9% in this quarter. This increase was primarily because the additional operations that were added during that period of time through acquisitions and other transactions had a higher percentage of professional compensation cost to gross revenue than the existing operations had in the same quarter of the prior year.

  . Other costs of service, as a percentage of gross revenue, decreased to 8.1% compared to 8.8% in the third quarter of the prior year. This improvement was created by a decline in bad debt expense and decreased discretionary spending as a result of cost control initiatives.

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BearingPoint(TM)
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                                  News Release

  . Selling, general and administrative expenses, as a percentage of gross revenue, decreased to 18.8% compared to 19.6% in the third quarter of the prior year. This decrease is principally due to reduced infrastructure costs and the decline in spending on rebranding. Rebranding costs incurred in the quarter were $4.7 million, down from $15.0 million in the previous quarter.

Year-to-Date Fiscal 2003 Results

  . For the nine months ended March 31, 2003, the company reported gross revenue of $2.4 billion, which represents an increase of $592.4 million, or 33.2%, over the nine months ended March 31, 2002. Net revenue increased 37.3% for the same period in the prior year. The growth in revenue is predominantly the result of growth in our core (pre-acquisition) business and acquisitions and other transactions completed in the first half of fiscal year 2003.

  . Net income for the nine months ended March 31, 2003 was $44.0 million or $0.24 per share compared to a net loss of $27.3 million or $0.17 per share, for the same period in the prior year. Included in the prior year's results was an $80.0 million or $0.50 per share, transitional impairment charge related to the cumulative effect of a change in accounting principle. Net income before cumulative effect of change in accounting principle for the nine months ended March 31, 2002 was $52.7 million or $0.33 per share.

As announced in the company's press release dated March 21, 2003, a teleconference will be held today at 8:00 a.m. EDT to discuss the third quarter results. To participate in the call, please dial (877) 546-1565, passcode: 0430; International callers should dial (630) 395-0020, passcode: 0430. A rebroadcast will be available approximately two hours after the end of the call until Friday, May 16, 2003. To access the rebroadcast, dial (800) 337-6568 and International callers should dial (402) 220-9660.

This teleconference can be accessed in a listen only mode from the company's website at www.bearingpoint.com. Online replay, available approximately two hours after the end of the call, and all written materials associated with this call will be available until Friday, May 16, 2003.

     [LOGO]
BearingPoint(TM)

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

                                  News Release

About BearingPoint, Inc.

BearingPoint, Inc. (NYSE:BE), formerly KPMG Consulting, Inc., is one of the world's largest business consulting, systems integration and managed services firms serving Global 2000 companies, medium-sized businesses, government agencies and other organizations. We provide business and technology strategy, systems design, architecture, applications implementation, network, systems integration and managed services. Our service offerings are designed to help our clients generate revenue, reduce costs and access the information necessary to operate their business on a timely basis. Based in McLean, Va., BearingPoint has been named by Fortune as one of America's Most Admired Companies in the computer and data services sector. For more information, visit the Company's website at www.bearingpoint.com.

This press release may contain forward-looking statements relating to our operations that are based on our current expectations, estimates and projections. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results may differ from the forward-looking statements for many reasons, including: the business decisions of our clients regarding the use of our services; the timing of projects and their termination; the availability of talented professionals to provide our services; the pace of technological change; the strength of our joint marketing relationships and the actions of our competitors. In addition, these statements could be affected by domestic and international economic and political conditions. For a more detailed discussion of these factors, see Exhibit 99.1 in our Form 10-Q for the quarter ended December 31, 2002.

For Media:                                          For Investors:
John Schneidawind                                   Deborah Mandeville
BearingPoint, Inc.                                  BearingPoint, Inc.
jschneidawind@bearingpoint.net                      dmandeville@bearingpoint.net
(703) 747-5853                                      (508) 549-5207

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BearingPoint(TM)

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

                                  News Release

SELECTED FINANCIAL DATA

                                                       ------------------------------- ---------------------------------
                                                              Three Months Ended                Nine Months Ended
US dollars in thousands,                                           March 31,                          March 31,
except per share data                                       2003              2002           2003              2002
                                                       ------------------------------- ---------------------------------
Revenue                                                $    821,325    $     582,305   $    2,376,796     $    1,784,414

Expenses                                                    797,035          532,831        2,288,728          1,672,620

Net Income - GAAP Basis                                      12,388           23,748           43,958            (27,302)

Operating Earnings (a)                                       24,253           23,748           55,823             65,441

Net Income Applicable to
     Common Shares                                           12,388           23,748           43,958            (27,188)

Common Shares Outstanding:
     Average - Diluted                                  190,855,015      159,620,010      184,217,158        158,799,651
     Period End                                         191,701,143      158,009,240      191,701,143        158,009,240

Earnings per Share:
     GAAP Basis - Basic and Diluted                    $       0.06    $        0.15   $         0.24     $        (0.17)
     Operating Basis - Basic and Diluted (a)           $       0.13    $        0.15   $         0.30     $         0.41

Utilization Rate (Total NA)                                      69%              70%              65%                66%

Gross Billing Rate (Total NA)                          $        222    $         229   $          219     $          228

Average Billable Headcount (Global)                          13,915            7,875           13,656              8,195
Total Headcount (Period End)                                 15,847            9,176           15,847              9,176


Reconciliation of Net Income to Operating Earnings (a)
Net Income - GAAP Basis                                $     12,388    $      23,748   $       43,958     $      (27,302)

Add Back (net of tax):

   Workforce Reduction Program                               11,865                -           11,865             11,283
   Software License Impairment Charge                             -                -                -              1,500
   Change in Accounting Principle                                 -                -                -             79,960
                                                       ------------    -------------   --------------     --------------
Operating Earnings (a)                                 $     24,253    $      23,748   $       55,823     $       65,441
                                                       ============    =============   ==============     ==============

(a) Operating earnings and operating earnings per share are non-GAAP financial measures. The company believes that adjusting net income to reflect either non-recurring items (e.g., software license impairment charge) or items that do not contribute to the operating earnings of the company (i.e., workforce reduction program) provides useful information to investors regarding the company's results of operations.

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BearingPoint(TM)

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                                  News Release

STATEMENTS OF INCOME - QUARTERLY

                                                    ------------------    --------  ------------------   -------
                                                    Three Months Ended     % of     Three Months Ended    % of
US dollars in thousands,                                   March 31,        Gross       March 31,         Gross
   except per share data                                    2003           Revenue         2002          Revenue
                                                    ------------------    --------  -------------------  --------
Revenue                                                $  821,325          100.0%      $  582,305         100.0%
     Other Direct Contract Expenses                      (193,053)         (23.5)        (143,254)        (24.6)
                                                       ----------         ------       ----------         -----

Net Revenue                                               628,272           76.5          439,051          75.4
                                                       ----------         ------       ----------         -----
     Costs of Service
        Professional Compensation                         376,979           45.9          224,206          38.5
        Other Costs of Service                             66,870            8.1           51,322           8.8
                                                       ----------         ------       ----------         -----

     Total Costs of Service                               443,849           54.0          275,528          47.3
                                                       ----------         ------       ----------         -----

Gross Margin                                              184,423           22.5          163,523          28.1

     Selling, General & Administrative                    154,188           18.8          113,995          19.6
                                                       ----------         ------       ----------         -----

Operating Income                                           30,235            3.7           49,528           8.5
     Interest Income / (Expense), Net                      (4,513)          (0.5)             277           0.0
     Other                                                 (1,432)          (0.2)            (331)         (0.1)
                                                       ----------         ------       ----------         -----

Income before Taxes                                        24,290            3.0           49,474           8.5
     Income Tax Expense                                    11,902            1.4           25,726           4.4
                                                       ----------         ------       ----------         -----
Net Income - GAAP Basis                                    12,388            1.5           23,748           4.1

     Workforce Reduction Program (net of tax)              11,865            1.4                -             -
                                                       ----------         ------       ----------         -----
Operating Earnings (a)                                 $   24,253            3.0%      $   23,748           4.1%
                                                       ==========         ======       ==========         =====

Performance Metrics
Net Income Applicable to Common                        $   12,388                      $   23,748
Basic and Diluted Net Income
     per Share - GAAP Basis                            $     0.06                      $     0.15
Basic and Diluted Operating
     Earnings per Share (a)                            $     0.13                      $     0.15
Utilization Rate (Total NA)                                    69%                             70%
Efficiency Rate (Total NA)                                     75%                             75%
Days Sales Outstanding (DSO)                                   69                              58

(a) Operating earnings and operating earnings per share are non-GAAP financial measures. The company believes that adjusting net income to reflect either non-recurring items (e.g., software license impairment charge) or items that do not contribute to the operating earnings of the company (i.e., workforce reduction program) provides useful information to investors regarding the company's results of operations.

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BearingPoint(TM)

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                                  News Release

STATEMENTS OF INCOME - YTD

                                                           ---------------------   ----------   ---------------------   -----------
                                                             Nine Months Ended        % of        Nine Months Ended       % of
US dollars in thousands,                                          March 31,           Gross            March 31,          Gross
 except per share data                                              2003             Revenue              2002            Revenue
                                                           ---------------------   ----------   ---------------------   -----------
Revenue                                                         $    2,376,796        100.0%          $   1,784,414         100.0%
  Other Direct Contract Expenses                                      (535,486)       (22.5)               (442,990)        (24.8)
                                                                --------------       ------           -------------      --------

Net Revenue                                                          1,841,310         77.5               1,341,424          75.2
                                                                --------------       ------           -------------      --------
  Costs of Service
   Professional Compensation                                         1,078,555         45.4                 717,038          40.2
   Other Costs of Service                                              205,657          8.7                 163,970           9.2
                                                                --------------       ------           -------------      --------
  Total Costs of Service                                             1,284,212         54.0                 881,008          49.4
                                                                --------------       ------           -------------      --------

Gross Margin                                                           557,098         23.4                 460,416          25.8

  Selling, General & Administrative                                    459,213         19.3                 348,170          19.5
                                                                --------------       ------           -------------      --------

Operating Income                                                        97,885          4.1                 112,246           6.3
  Interest Income / (Expense), Net                                      (8,364)        (0.4)                    451           0.0
  Other                                                                 (1,453)        (0.1)                   (903)         (0.1)
                                                                --------------       ------           -------------      --------

Income before Taxes                                                     88,068          3.7                 111,794           6.3
  Income Tax Expense                                                    44,110          1.9                  59,136           3.3
                                                                --------------       ------           -------------      --------
Income Before Cumulative Effect of Change
 in Accounting Principle                                                43,958          1.8                  52,658           3.0
Cumulative Effect of Change in Accounting
 Principle                                                                   -            -                  79,960           4.5
                                                                --------------       ------           -------------      --------
Net Income - GAAP Basis                                                 43,958          1.8                 (27,302)         (1.5)

Add Back:

  Workforce Reduction Program (net of tax)                              11,865          0.5                  11,283           0.6
  Software License Impairment Charge (net of tax)                            -            -                   1,500           0.1
  Cumulative Effect of Accounting Change (net of tax)                        -            -                  79,960           4.5
                                                                --------------       ------           -------------      --------
Operating Earnings (a)                                          $       55,823          2.3%          $      65,441           3.7%
                                                                ==============       ======           =============      ========
Performance Metrics
Net Income Applicable to Common                                 $       43,958                        $     (27,188)
Basic and Diluted Net Income
  per Share - GAAP Basis                                        $         0.24                        $       (0.17)
Basic and Diluted Income Before
  Cumulative Effect of Change
  in Accounting Principle                                       $         0.24                        $        0.33
Basic and Diluted Operating
  Earnings per Share (a)                                        $         0.30                        $        0.41
Utilization Rate (Total NA)                                                 65%                                  66%
Efficiency Rate (Total NA)                                                  74%                                  75%
Days Sales Outstanding (DSO)                                                69                                   58

 (a) Operating earnings and operating earnings per share are non-GAAP financial measures. The company believes that adjusting net income to reflect either non-recurring items (e.g., software license impairment charge) or items that do not contribute to the operating earnings of the company (i.e., workforce reduction program) provides useful information to investors regarding the company's results of operations.

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BearingPoint(TM)
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                                  News Release

BALANCE SHEET

                                                     -------------    -------------
                                                       March 31,         June 30,
US dollars in thousands                                  2003              2002
                                                     -------------    -------------
                     ASSETS

Current Assets:
  Cash and Cash Equivalents                           $    44,360      $   203,597
  Accounts Receivable, Net                                349,383          246,792
  Unbilled Revenues, Net                                  270,307          128,883
  Other Current Assets                                    110,597           67,941
                                                      -----------      -----------

  Total Current Assets                                    774,647          647,213

Property and Equipment, Net                               106,039           60,487
Goodwill and Other Intangible Assets, Net               1,104,481          163,315
Other Assets                                               22,398           24,116
                                                      -----------      -----------

   Total Assets                                       $ 2,007,565      $   895,131
                                                      ===========      ===========

              LIABILITIES AND EQUITY

Current Liabilities:
  Current Portion of Notes Payable                    $    26,059      $     1,846
  Acquisition Obligation                                   22,497           16,653
  Accounts Payable and Other Current Liabilities          463,968          264,796
                                                      -----------      -----------

  Total Current Liabilities                               512,524          283,295

Long Term Portion of Notes Payable                        297,685                -
Other Long Term Liabilities                                62,968            9,966
                                                      -----------      -----------

  Total Liabilities                                       873,177          293,261

  Total Equity                                          1,134,388          601,870
                                                      -----------      -----------

  Total Liabilities and Equity                        $ 2,007,565      $   895,131
                                                      ===========      ===========

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BearingPoint(TM)
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